Exhibit 99.2
UNANIMOUS WRITTEN CONSENT
OF
THE SOLE HOLDER
OF
THE 2.0% CUMULATIVE SENIOR CONVERTIBLE PREFERRED SHARES
OF
GLOBAL CROSSING LIMITED
April 10, 2011
The undersigned, being the sole holder (the “Holder”) of 100% of the 2.0% Cumulative Senior Convertible Preferred Shares, par value $0.10 per share (the “Senior Preferred Shares”), of Global Crossing Limited, a company incorporated under the laws of Bermuda (the “Company”), and being the only person who would be entitled to receive notice of or to vote on the following matters if a special meeting of the holders of the Senior Preferred Shares were held for such purpose, does hereby waive any and all requirements for calling, giving notice of and holding a special meeting of such shareholders for the consideration of the following matters and does hereby adopt the following resolutions by written consent without a special meeting:
WHEREAS, pursuant to Section 7.2(c) of the Certificate of Designation of the Senior Preferred Shares (the “Certificate”), the prior consent or sanction of the Holder is required in order for the Company or any of its Subsidiaries to enter into any merger, amalgamation or consolidation with any other entity or any reorganization or recapitalization of its share capital, other than any such transaction not involving any person other than the Company and wholly-owned Subsidiaries of the Company;
WHEREAS, the Company proposes to enter into an Agreement and Plan of Amalgamation with Level 3 Communications, Inc., a Delaware corporation (“Parent”), and a Bermuda exempted limited liability company that is a direct wholly owned subsidiary of Parent (“Amalgamation Sub”), in the form of Exhibit A attached hereto (the “Amalgamation Agreement”); and
WHEREAS, pursuant to Section 7.2(c) of the Certificate, the prior consent or sanction of the Holder is required in order for the Company to enter into the Amalgamation Agreement; and
WHEREAS, the Board of Directors of the Company has duly authorized the Company to enter into the Agreement and Plan of Amalgamation, subject to the prior consent or sanction of the Holder pursuant to the Certificate;
NOW, THEREFORE, BE IT RESOLVED, that the Company is authorized to enter into the Amalgamation Agreement and to effectuate the transactions contemplated thereby; provided that:
     (1) this consent shall not be deemed to constitute a vote of the Senior Preferred Shares in favor of the amalgamation contemplated by the Amalgamation Agreement, it being understood that any such vote shall be conducted at a later date;
     (2) the Company shall not agree to (i) any amendment or modification of any material obligation, representation, warranty, agreement or condition set forth in the Amalgamation Agreement or (ii) any extension or waiver described in Section 9.4 of the Amalgamation Agreement if such extension or waiver relates to a material obligation, representation, warranty or agreement of Parent or Amalgamation Sub or any condition to the obligations of the Company as set forth in Sections 8.1 and 8.3 of the Amalgamation Agreement; it being understood that any such amendment, modification, extension or waiver will require further consent of the Holder;

     (3) the Holder and its representatives shall have the right, to the extent permissible under applicable law, to review any filings or other documentation, and otherwise fully participate in any discussions or approval process involving any Governmental Entity (as defined in the Amalgamation Agreement), relating to any consents, waivers, authorizations or approvals described in clauses (ii) through (vi) of Section 3.4 of the Amalgamation Agreement; and the Company shall provide timely updates to the Holder regarding all of the foregoing;
     (4) to the extent provided for under the Amalgamation Agreement, the Company shall take necessary steps to obtain reimbursements from the Parent for any out-of-pocket fees, costs and expenses (including fees and expenses of counsel, accountants and financial advisors) incurred by the Holder in connection with the transactions contemplated by the Amalgamation Agreement (the “Holder’s Expenses”) and, upon receipt of any reimbursements from the Parent, the Company shall reimburse the Holder for such Holder’s Expenses; provided that, if the amount of the reimbursements received by the Company is not sufficient to fully reimburse both the Company for its out-of-pocket fees, costs and expenses in connection with the Amalgamation Agreement and the Holder’s Expenses, then the Company and the Holder shall share pro rata in such reimbursement based on total amount of their respective out-of-pocket fees, costs and expenses; and
     (5) this consent shall expire on the second day after the date hereof unless, prior to such date, (i) the Amalgamation Agreement is duly executed and delivered by each of the parties thereto and (ii) a public announcement relating to the transactions contemplated by the Amalgamation Agreement is made.
This consent shall be strictly limited to the matters expressly set forth herein and shall not constitute or be deemed to constitute an amendment to or other modification of the Certificate (in particular, Section 7.2(c) thereof) or a waiver or consent to any matters not expressly set forth herein.

IN WITNESS WHEREOF, the undersigned has executed this document as of the date first set forth above.
STT CROSSING LTD
By: /s/ Stephen Miller
Name: Stephen Geoffrey Miller
Title: Director

We hereby acknowledge and agree to the terms and conditions set forth in this document.
GLOBAL CROSSING LIMITED
By: /s/ John Legere
Name: John Legere
Title: Chief Executive Officer